Company Contact:
Mark L. Weinstein, President & CEO
Ted Kaminer, CFO
Tel: (267) 757-3000

[GRAPHIC APPEARS HERE]	Porter, LeVay & Rose, Inc.
Linda Decker, VP - Investor Relations
Christian Pflaumer, VP – Media Relations
Jeff Myhre, VP - Editorial
Tel: (212) 564-4700

FOR IMMEDIATE RELEASE

BIO-IMAGING TECHNOLOGIES RAISES $10.8 MILLION IN PRIVATE PLACEMENT

NEWTOWN, PA, September 16, 2003 — Bio-Imaging Technologies, Inc. (AMEX: BIT) announced today that the Company has entered into definitive agreements with certain institutional investors in connection with a private placement of the Company’s Common Stock, raising gross proceeds to the Company of approximately $10.8 million.

Bio-Imaging has agreed to sell an aggregate of 1,762,000 shares of Common Stock at $6.125 per share.

The proceeds of the financing are expected to be used for general corporate purposes, including working capital and capital expenditures, and for possible acquisitions.

The securities sold in this private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from registration requirements. The Company has agreed to file a resale registration statement on Form S-3 within 30 days after the closing of the transaction for purposes of registering the shares of Common Stock acquired by these investors.

Bio-Imaging Technologies, Inc. is a healthcare contract service organization providing services that support the product development process of the pharmaceutical, biotechnology and medical device industries. The Company has specialized in assisting its clients in the design and management of the medical-imaging component of clinical trials since 1990. Bio-Imaging serves its clients on a global basis through its US Core Lab (Newtown PA), European Core Lab (Leiden, The Netherlands) and U.S. Business Offices (Massachusetts and California).

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace and potential future results are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the timing of projects due to the variability in size, scope and duration of projects, estimates made by management with respect to the Company’s critical accounting policies, regulatory delays, clinical study results which lead to reductions or cancellations of projects, and other factors, including general economic conditions and regulatory developments, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstance.

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